EXHIBIT 99.1

Matritech Notified by AMEX of Continued Listing Standards Non-Compliance; Company Expects its Common Stock to Remain Listed While It Engages in AMEX Compliance Process

Newton, MA (September 26, 2006) - Matritech (Amex: MZT), a leading marketer and developer of protein-based diagnostic products for the early detection of cancer, today reported that on September 21, 2006 it received a letter from the American Stock Exchange (AMEX) stating that AMEX has determined that the Company is not in compliance with certain continued listing standards including (i) Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of its last three most recent fiscal years; (ii) Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years and (iii) Section 1003(a)(iii) of the Company Guide with shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

The Company has been afforded the opportunity to submit a plan of compliance to the AMEX by October 23, 2006 advising AMEX of the action the Company has taken, or will take, that would bring it into compliance with the continued listing standards listed no later than March 21, 2008. If AMEX accepts the plan, the Company may be able to continue its listing during the plan period of up to eighteen months, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company’s plan or if the Company does not make progress consistent with the plan during the plan period or if the Company is not in compliance with the continued listing standards at the end of the plan period, AMEX may then initiate delisting proceedings.

Matritech intends to submit a plan to the AMEX staff prior to October 23, 2006.
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About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer.

The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company’s expectations regarding the continued listing of its common stock, the filing of a plan of compliance with the American Stock Exchange and the future course of actions and proceedings at the American Stock Exchange are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company will be able to complete and timely file a plan with the American Stock Exchange, that the plan will be accepted by the American Stock Exchange or that the Company will be able to make progress consistent with the plan if it is accepted. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

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Contact:
Kathleen O’Donnell
617-928-0820 X270